Prudential Natural Resources Fund
For the Annual period ended 5/31/98
File number 811-5206

                          SUB-ITEM 77J


              Reclassification of Capital Accounts

       The  Fund  accounts  for  and  reports  for
distributions  to shareholders in accordance  with
the   American   Institute  of  Certified   Public
Accountants'    Statement   of   Position    93-2:
Determination, Disclosure, and Financial Statement
Presentation of Income; Capital Gain,  and  Return
of  Capital Distributions by Investment Companies.
The  effect  of  applying this  statement  was  to
decrease  accumulated  net  investment  loss   and
decrease   accumulated  net   realized   gain   on
investments  by  $1,200,146 for  realized  foreign
currency   gains  realized  and  tax   basis   net
operating losses during the fiscal year ended  May
31, 1998.